SCHEDULE 13G

                                 (RULE 13D-102)
                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULE 13D-1(B), (C) AND (D) AND
                AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. )*

                            5TH AVENUE CHANNEL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    316700103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]     Rule 13d-1(b)
         [ ]     Rule 13d(c)
         [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 Pages

                                  SCHEDULE 13G

-------------------
CUSIP NO. 316700103
-------------------
----------- --------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Melvin Rosen
            ###-##-####
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------------------------- --------- ----------------------------------------
                                 5      SOLE VOTING POWER

                                        6,220,212
         NUMBER OF            --------- ----------------------------------------
           SHARES                6      SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                      0
            EACH              --------- ----------------------------------------
         REPORTING               7      SOLE DISPOSITIVE POWER
           PERSON
            WITH                        6,220,212
                              --------- ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER

                                        0
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,220,212
----------- --------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            47.25
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
----------- --------------------------------------------------------------------

                                Page 2 of 4 Pages

Item 1(a).        Name of Issuer:  5th Avenue Channel Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                                                3957 NE 163rd Street
                                                North Miami Beach, Florida 33160

Item 2(a).        Name of Person Filing:  Melvin Rosen

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                                                3957 NE 163rd Street
                                                North Miami Beach, Florida 33160

Item 2(c).        Citizenship:  United States

Item 2(d).        Title of Class of Securities:  Common Stock

Item 2(e).        CUSIP Number:

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: NOT APPLICABLE

Item 4.           Ownership:   See Items 5-11 on Cover Page

Item 5.           Ownership of Five Percent or Less of a Class: NOT APPLICABLE

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:  NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company: NOT APPLICABLE

Item 8.           Identification and Classification of Members of the Group: NOT
                  APPLICABLE

                                Page 3 of 4 Pages

Item 9.           Notice of Dissolution of Group: NOT APPLICABLE

Item 10.          Certification: NOT APPLICABLE

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2000                     /s/ Melvin Rosen
                                            ------------------------------
                                            Melvin Rosen

                                Page 4 of 4 Pages